Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Eric Elder, Senior Vice President,

Marketing and

Communications

(818) 223-7548

Drew Mackintosh, Vice President,
		Investor Relations	(818) 223-7548

Ryland Announces the Retirement of Chad Dreier and Succession of Larry Nicholson as
Chief Executive Officer

CALABASAS, Calif., Feb 25, 2009 -- The Ryland Group, Inc. (NYSE: RYL), one of the nation’s largest homebuilders, today announced that R. Chad Dreier will retire as chief executive officer of Ryland on May 29, 2009. Mr. Dreier will continue in his role as chairman of the board of directors. Effective May 29, 2009, Larry Nicholson will be promoted to the position of chief executive officer becoming president and chief executive officer of Ryland.

“I am very excited about this orderly transition in the leadership of our company and am grateful for the support given to me by the board of directors in making this transition possible,” said Mr. Dreier. “Over the course of his 12 years with Ryland, Larry has clearly demonstrated his ability to assume the responsibilities of chief executive officer. With Larry as president and chief executive officer, I look forward to continuing as chairman of the board of directors as we continue to work through this challenging time in the homebuilding industry.”

“We are grateful for Chad’s leadership and the many record milestones achieved by Ryland during the 15 years he guided this company as chief executive officer,” said Lead Director of the board of directors, Bill Jews. “We look forward to Larry’s transition into the role of chief executive officer and his leadership in determining Ryland’s future direction as a leading national homebuilder.”

Mr. Dreier joined Ryland in November 1993 as president and chief executive officer, becoming chairman of the board of directors in December 1994. With more than 25 years of experience in the homebuilding industry, Mr. Nicholson joined Ryland in 1996 as a vice president of operations and subsequently ran the Greenville, S.C. and Orlando divisions before his promotion to Southeast region president in 2004. He was promoted to chief operating officer in June 2007 and president in September 2008.

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company. Since its founding in 1967, Ryland has built more than 280,000 homes and financed more than 235,000 mortgages. The Company currently operates in 15 states and 19 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.” For more information, please visit www.ryland.com.

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